Exhibit 10.3

SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), effective as of the 30th day of December, 2016 (the “Amendment Effective Date”), is entered into by and among DMC GLOBAL INC. (formerly known as Dynamic Materials Corporation), a Delaware corporation (the “Parent”), the US Borrowers party hereto, the Alternative Currency Borrowers party hereto (the Parent, the US Borrowers and Alternative Currency Borrowers are, collectively, the “Borrowers”), the Guarantors party hereto (the “Guarantors”), the Lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

WHEREAS, the Borrowers, the Guarantors, the Lenders, the Administrative Agent, the London Agent and the Canadian Agent entered into that certain Second Amended and Restated Credit Agreement dated as of February 23, 2015 (as amended by that certain First Amendment to the Second Amended and Restated Credit Agreement dated as of December 18, 2015 and as may be further amended from time to time, the “Credit Agreement”);

WHEREAS, the Parent has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement;

WHEREAS, the Administrative Agent and the Lenders are willing to so amend the Credit Agreement subject to the terms and conditions set forth herein, provided that the Borrowers and the Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, the Borrowers, the Guarantors, the Lenders and the Administrative Agent agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendment to Section 1.01. The following definition in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Debt Service Coverage Ratio” means, for any trailing four quarter period, the ratio of (a) Consolidated Pro Forma EBITDA of the Parent for such period, minus the sum of (i) Cash Dividends, (ii) the capital expenditures for such period for the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (iii) cash income Taxes paid, net of cash income Taxes refunded, for such period by the Parent and its Subsidiaries (excluding $2,000,000.00 of German income taxes paid in cash in the first fiscal quarter of 2016) to (b) the sum of (i) cash Interest Expense of the Parent for such period and (ii)scheduled principal payments of Consolidated Funded Indebtedness actually made during such period.

3. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

“In addition to the foregoing, with respect to any Mortgaged Property on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program) is located, (i) to the extent any portion of such Mortgaged Property is designated to be in a “flood hazard area”, the applicable Obligor shall maintain flood insurance for such portion of such Mortgaged Property in such total amount as required by Regulation H of the Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, or as otherwise satisfactory to the Administrative Agent and the Lenders, (ii) furnish to the Administrative Agent prompt written notice of any redesignation of such Mortgaged Property into or out of a “flood hazard area”, and (iii) to the extent any portion of such Mortgaged Property is designated to be in a “flood hazard area”, the applicable Obligor shall furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such flood insurance policies prior to the expiration or lapse thereof.”

4. Amendment to Section 5.13. Section 5.13 of the Credit Agreement is hereby amended to restate the heading to read

“Further Assurances; New Real Property; New Intellectual Property” and add the following new sentence after the first sentence thereof:“Without limitation of the foregoing, in the event the Parent, any other US Borrower or any US Guarantor acquires any new real property that is to be pledged as security for the Obligations, the Parent will give written notice thereof to the Administrative Agent and the Lenders at least 45 days in advance of the effective date of such pledge and, upon receipt of confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed, the Parent or applicable US Borrower or US Guarantor, as the case may be, may pledge such new real property as security for the Obligations pursuant to a mortgage substantially in the form of the Mortgages and otherwise reasonably satisfactory to the Administrative Agent.”

5. Addition of Section 5.15. Article V of the Credit Agreement is hereby amended to add the following new Section 5.15 to the end of said Article:

“Section 5.15. Acknowledgment of Obligors. The Parent and each of the other Obligors acknowledge and agree that any increase, extension or renewal of any of the Commitments or Loans (including the provision of any Incremental Commitment Increase or Incremental Term Loan, in each case, pursuant to Section 2.19 of the Credit Agreement), or any extension or renewal of the Termination Date shall be subject in each case to flood insurance due diligence and flood insurance compliance satisfactory to the Administrative Agent and the Lenders.”

6. Ratification. Each of the Borrowers and Guarantors hereby ratifies all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders, the Administrative Agent, the London Agent or the Canadian Agent created by or contained in any of such documents nor are the Borrowers nor Guarantors released from any covenant, warranty or obligation created by or contained herein or therein.

7. Representations and Warranties. Each of the Borrowers and Guarantors hereby represents and warrants to the Administrative Agent, the London Agent, the Canadian Agent and the Lenders that (a) this Amendment has been duly executed and delivered on behalf of each of the Borrowers and Guarantors, (b) this Amendment constitutes a valid and legally binding agreement enforceable against each of the Borrowers and Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) the representations and warranties contained in the Credit Agreement and the Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof (provided, that to the extent any such representation and warranty was made as of a specific date, such representation and warranty shall be true and correct in all material respects as of such specific date), (d) after giving effect to this Amendment, no Default or Event of Default exists and (e) the execution, delivery and performance of this Amendment has been duly authorized by each of the Borrowers and Guarantors.

8. Conditions to Effectiveness. This Amendment shall be effective on the Amendment Effective Date upon the execution and delivery hereof by the Borrowers, the Guarantors and the Required Lenders to the Administrative Agent and receipt by the Administrative Agent of this Amendment.

9. Release and Indemnity. Each of the Borrowers and Guarantors does hereby release and forever discharge the Administrative Agent, London Agent, the Canadian Agent, each of the Lenders, each of the Issuing Lenders and each Related Party of any of the foregoing from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now or in the future own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties arising directly or indirectly out of the Loan Documents, any other documents, instruments or transactions relating thereto or the performance by any party thereto of their respective obligations thereunder. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by any Borrower or Guarantor, but such release, waiver, acquittal and discharge shall not and does not include any claims, demands, damages, actions, cross-actions, causes of action, costs and expenses arising out of or relating to (a) the gross negligence or willful misconduct of any Indemnitee, (b) in the case of Section 2.14 of the Credit Agreement, the matters set forth in Section 2.14(e) of the Credit Agreement, (c) the obligations of each Lender under Section 2.16(e) of the Credit Agreement, or (d) any assignment or transfer by any Lender of its rights or obligations under the Credit Agreement and the other Loan Documents, except for any such assignment or transfer made in accordance with Section 10.04 of the Credit Agreement and the applicable provisions of the other Loan Documents, respectively. Each of the Borrowers and Guarantors hereby ratifies its obligations under the indemnification provisions contained in the Loan Documents to which it is a party, including, without limitation, Section 10.03 of the Credit Agreement, and agrees that this Amendment and losses, claims, damages and expenses related thereto shall be covered by such indemnification obligations to the same extent as the Loan Documents.

10. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or other electronic form (i.e., “PDF”) each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

11. Governing Law. This Amendment, all Notes, the other Loan Documents and all other documents executed in connection herewith shall be deemed to be contracts and agreements under the laws of the State of New York and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of New York and of the United States.

12. Final Agreement of the Parties. Any previous agreement among the parties with respect to the subject matter hereof is superseded by the Credit Agreement, as amended by this Amendment. Nothing in this Amendment, express or implied is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Amendment.

[Signature Pages Follow]

PARTY	SIGNATURE	ENTITY AND TITLE	DATE
Parent, US Borrower, Alternative Currency Borrower and US Guarantor	/s/ Michael Kuta	DMC Global Inc.	Chief Financial Officer
Michael Kuta

Administrative Agent, US Issuing Lender, US Swingline Lender and US Lender	/s/ Keith Budoff	J.P. Morgan Chase Bank, N.A.	Underwriting Sr. Associate
Keith Budoff

London Agent; London Issuing Lender, Euro Swingline Lender and Alternative Currency Lender to Dynamic Materials Luxembourg 2 S.A R.L.	/s/ Belinda Lucas	J.P. Morgan Europe Limited	Associate
Belinda Lucas

Canadian Agent, Canadian Issuing Lender and Alternative Currency Lender	/s/ Jeffery Coleman	JPMorgan Chase Bank, N.A., Toronto Branch	Executive Director
Jeffery Coleman

Syndication Agent, US Lender and Alternative Currency Lender	/s/ Michael Fesl	KeyBank National Association	Assistant Vice President
Michael Fesl

Documentation Agent, US Lender and Alternative Currency Lender	/s/ Thomas J. Zak	Wells Fargo Bank, National Association	Senior Vice President
Thomas J. Zak.

US Lender and Alternative Currency Lender	/s/ illegible	Bank of America, N.A.	Senior Vice President
illegible

Alternative Currency Lender	/s/ Medina Sales de Andrade	Bank of America, National Association (Canada Branch)	Vice President
Medina Sales de Andrade